EXHIBIT 99.1

Teletouch Reports Financial Results for Second Quarter 2005

    TYLER, Texas--(BUSINESS WIRE)--Jan. 31, 2005--Teletouch Communications, Inc. (AMEX:TLL) today reported its results for the second fiscal 2005 quarter. Total revenues for the second quarter were approximately $6.4 million compared with approximately $6.6 million in the second quarter of fiscal 2004. Cash and Cash Equivalents increased to $1.3 million this quarter from $72,000 in the comparable prior year period. Paging revenues declined 17% to $4.7 million compared with $5.6 million in the second quarter 2004. Two-way radio service and product sales increased 120% to $1.4 million compared with $0.6 million in the second quarter of last year. Telemetry service and product sales totaled $85,000 in the second quarter of fiscal 2005 compared with $83,000 in the same quarter the prior year.
    Teletouch recorded an operating loss of $457,000 for the latest quarter compared with operating income of $52,000 in the second quarter of fiscal 2004. The increased operating loss was primarily due to fewer pagers in service at the end of the period. The second quarter 2005 results include approximately $331,000 in inventory write-downs compared with $203,000 in the same quarter of last year. Adjusting for the inventory write-down, the Company would have recorded an operating loss of $126,000 for the quarter compared to an operating profit (net of inventory write-downs) of $255,000 in the comparative quarter last year.
    Net loss applicable to common stockholders was $364,000 in the second quarter of fiscal 2005 compared with net loss applicable to common stockholders of $53,000 in the second quarter of fiscal 2004. Net loss per diluted share was $0.08 compared with net loss per diluted share of $0.01 in the same period of the prior year.
    Discussing the second quarter results, Teletouch CEO, T. A. "Kip" Hyde, Jr. stated, "While Teletouch's revenues are slightly down from the comparable quarter of last year, our cash position has significantly improved to nearly $1.3 million from the same period in 2004. This increase is largely the result of continued sales of radio equipment and pager inventory, effectively monetizing these assets. Our long-term debt has been reduced to roughly $224,000 at the end of the quarter compared with $493,000 at fiscal year end, and we have repaid our short-term debt."
    Hyde continued, "Although no surprise, the decline in the pager business continues. As a result of these declines, we have taken and will continue to take significant steps to reduce our overhead and operating costs related to current and anticipated paging revenue fall off. For example, in December 2004, we relocated our corporate offices to consolidate operations into a single facility, providing annualized office rent savings of approximately $120,000 per year. Also, we expect that planned paging network rationalization through the third and fourth fiscal quarters will assist in maintaining budgeted cash flows."
    "Teletouch's two-way radio business continues to grow," Hyde added. "Revenue from this line of business more than doubled this quarter versus the comparable quarter last year. Our six months revenue fiscal-year-to-date measured against the comparable period last year also doubled, from $1.3 million to $2.6 million. Our installation backlog and sales pipeline in this business segment remain healthy and we expect sales to continue at the current level over the next year. As previously reported, we have seen increased demand related to the upgrade of state and local government communications equipment funded by the Homeland Security Agency."
    Continuing to report on sales for the Company's business segments, Hyde said, "Our telemetry business and GPS-location based products and services group has been much slower to generate substantive one-time or recurring revenue than had been anticipated. We will continue to closely watch for progress in this business unit."
    Hyde concluded, "Lastly, we continue to work through the due diligence and financing issues for the two previously announced security business acquisitions."

    About Teletouch

    Teletouch Communications provides telemetry and GPS-location based hardware, software and related services, cellular, two-way radio communications and wireless messaging services in ten states including Alabama, Arkansas, Georgia, Florida, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas. Teletouch's common stock is traded on the American Stock Exchange under stock symbol:TLL. Additional financial information on Teletouch is available at the Internet web address: http://www.teletouch.com.

    All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption "Additional Factors That May Affect Our Business" in the Company's most recent Form 10-K and 10-Q filings. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.



                    TELETOUCH COMMUNICATIONS, INC.
                         Financial Highlights
         (In thousands, except shares and per share amounts)

                           Three Months Ended      Six Months Ended
                           Nov. 30,   Nov. 30,   Nov. 30,   Nov. 30,
                            2004       2003       2004        2003
                          ---------- ---------- ---------- -----------

Service, rent and
 maintenance revenue         $5,094     $5,856    $10,436     $12,033
Product sales revenue         1,279        699      2,382       1,471
                          ---------- ---------- ---------- -----------
  Total revenues              6,373      6,555     12,818      13,504

Net book value of
 products sold               (1,205)      (583)    (2,203)     (1,194)
                          ---------- ---------- ---------- -----------
                              5,168      5,972     10,615      12,310
Total costs and expenses     (5,625)    (5,920)   (11,229)    (12,003)
                          ---------- ---------- ---------- -----------
Operating income (loss)       $(457)       $52      $(614)       $307
                          ========== ========== ========== ===========

Net income (loss)             $(364)      $(53)     $(586)        $51
Net income (loss)
 applicable to common
 shareholders                 $(364)      $(53)     $(586)        $51

Earnings (loss) per share
  Basic                      $(0.08)    $(0.01)    $(0.13)      $0.00
  Diluted                    $(0.08)    $(0.01)    $(0.13)      $0.00

Weighted average shares
 outstanding
  Basic                   4,546,980  4,546,980  4,546,980  44,546,980
  Diluted                 4,546,980  4,546,980  4,546,980  55,182,448


                    TELETOUCH COMMUNICATIONS, INC.
                  Selected Balance Sheet Highlights
                            (In thousands)

                                                  Nov. 30,   May 31,
                                                    2004       2004
                                                 ---------- ----------

Cash and cash equivalents                           $1,259        $72
Short-term debt                                         --         --
Current portion of long-term debt                       75         45
Long-term debt, net of current portion                 149        448


    CONTACT: Teletouch Communications, Inc.
             Thomas A. "Kip" Hyde, Jr., 817-654-6145